Exhibit 99.1

FOR IMMEDIATE RELEASE

Acadia Healthcare Appoints Debbie Osteen as Chief Executive Officer

Reaffirms Full-Year 2025 Guidance

FRANKLIN, Tenn.--(BUSINESS WIRE)--Jan. 20, 2026-- Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced that Debra K. Osteen, former Board member and former Chief Executive Officer of Acadia, has been appointed CEO, effective immediately. Osteen, who has also been appointed as a member of the Board, succeeds Chris Hunter, who is departing the Company and its Board of Directors.

Reeve Waud, Chairman of Acadia’s Board of Directors, said, “As Acadia continues to take decisive steps to optimize its growth investments and existing portfolio amidst ongoing macro headwinds facing many healthcare providers, the Board believes now is the right time to transition leadership. Debbie is a mission-driven executive with a commitment to patients who helped transform Acadia into the leading provider of behavioral healthcare in the U.S. We are confident that with her deep knowledge of Acadia and track record of success, Debbie is the right person to step into the CEO role while the Board conducts a comprehensive search for a long-term successor and continues to evaluate all paths to deliver enhanced shareholder value.”

Waud concluded, “We appreciate Chris’s unwavering commitment to Acadia and its patients. During his tenure as CEO, Acadia increased its capacity to serve more patients in need, added new facilities developed with trusted joint venture partners, and made meaningful investments in its quality platform to strengthen care delivery and demonstrate the value of the Company’s services. We wish Chris the best in his future endeavors.”

Osteen said, “I am excited to step back into the role of CEO of Acadia. As the largest stand-alone behavioral healthcare company in the U.S., and with joint venture partnerships with deeply respected health systems across the country, the Company is poised for long-term success. I look forward to working closely with our talented team and the Board of Directors to continue to provide care for the most vulnerable patients in our communities and drive value creation.”

Reaffirms Full-Year 2025 Outlook

The Company is reaffirming its 2025 financial guidance as updated by its December 2, 2025 press release and reiterated in conjunction with management’s presentation at the 44th Annual J.P. Morgan Healthcare Conference on January 13, 2026. The Company continues to expect:

●	Revenue in the range of $3.28 billion to $3.30 billion;
●	Adjusted EBITDA in the range of $601 million to $611 million; and
●	Adjusted earnings per share in the range of $1.94 to $2.04.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

About Debbie Osteen

Osteen previously served as CEO of Acadia from December 2018 to March 2022, and as Director until 2024. Prior to joining Acadia in December 2018, Ms. Osteen served as Executive Vice President of Universal Health Services, Inc. (NYSE: UHS) and President of UHS’s behavioral health division for 19 years. As part of her commitment to the advancement of behavioral healthcare, Ms. Osteen has served as an executive committee member for the National Association for Behavioral Healthcare for more than 20 years, including a two-term seat as president of the board. She also served on the Executive Committee of the National Action Alliance for Suicide Prevention, a public-private partnership advancing the national strategy for suicide prevention. Ms. Osteen has been named multiple times among the “Top 25 Women in Healthcare” by Modern Healthcare magazine, most recently in 2015. Ms. Osteen was also named to the Top 100 Executives in Healthcare in 2019, 2020, and 2021.

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to our strategy, growth and anticipated operating results. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors, including because of the significant changes to Medicaid financing mechanisms introduced by the One Big Beautiful Bill Act (“OBBBA”) enacted on July 4, 2025; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) changes in expectations resulting from actuarial and other reviews of our liability reserves and other aspects of our business; (vi) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vii) potential disruptions to our information technology systems or a cybersecurity incident; and (viii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes, including, without limitation, due to OBBBA’s introduction of work or community engagement requirements in the Medicaid expansion population; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the Securities and Exchange Commission.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of September 30, 2025, Acadia operated a network of 278 behavioral healthcare facilities with approximately 12,500 beds in 40 states and Puerto Rico. With approximately 25,500 employees serving more than 82,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Media Contact:
Eric Barnes
Senior Director, Corporate Communication
(615) 342-9402

Investor Contact:
Patrick Feeley
Senior Vice President, Investor Relations
(615) 861-6000